SNAP-ON INCORPORATED

COMBINED PERFORMANCE SHARE AND
MANAGEMENT INCENTIVE AWARD AGREEMENT

        THIS AGREEMENT (“Agreement”) is made and entered into as of _______, ____ by and between SNAP-ON INCORPORATED, a Delaware corporation (the “Company”), and _______________, an employee of the Company or of a subsidiary of the Company (the “Key Employee”).

W I T N E S S E T H :

        WHEREAS, the Organization and Executive Compensation Committee of the Board of Directors of the Company (such committee, whether acting as such or through the ad hoc committee of the Board to which such committee delegated its authority in connection with this Agreement, the “Committee”), by actions of the Committee on ______, approved the grant (the “Grant”) to the Key Employee of _______ (the “Grant Number”) Performance Shares and the opportunity to receive a cash amount (the “Incentive Award”) pursuant to the Company’s 2001 Incentive Stock and Awards Plan (the “Awards Plan”), to be effective ________;

        WHEREAS, the Key Employee may elect to defer receipt of the Performance Shares and/or the Incentive Award by executing an Election to Defer Compensation (the “Deferral Election”) at a later date; and

        WHEREAS, the Grant contemplated that the Grant will also be subject to the terms of an award agreement, the form of which is to be determined by the Company, and this Agreement is intended to serve as the additional agreement that the Grant contemplated.

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.	Performance Shares. Subject to the terms and conditions set forth herein, as of _______, _____, the Company hereby awards to the Key Employee ______ Performance Shares which the Key Employee shall have the right to receive subject to the conditions set forth below. Except as otherwise provided herein, no Performance Share may be sold, transferred or otherwise alienated or pledged.

Performance Shares are used solely to calculate the number of actual Shares that the Key Employee may earn in accordance with this Agreement, and do not create any separate rights or entitlements. Performance Shares represent the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms and conditions of this Agreement and the Awards Plan. The Key Employee has no rights under this Agreement other than the rights of a general unsecured creditor of the Company.

Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Awards Plan.

2.	Right to Receive and Forfeiture Based on Performance. Subject to the terms and conditions set forth herein,

(a)	The number of Performance Shares earned, and payment of the Incentive Award, is dependent upon performance relative to revenue growth and RONAEBIT goals during fiscal 2005, fiscal 2006 and fiscal 2007. The threshold, target and maximum goals for revenue growth and RONAEBIT during fiscal 2005, fiscal 2006 and fiscal 2007 are as shown on Exhibit 1, and the Key Employee will be entitled to Shares subject to Performance Shares, and the Incentive Award will be earned, in accordance with the vesting matrix attached hereto as Exhibit 1 based on actual performance of the Company relative to the goals subject to the terms attached hereto as Exhibit 2. As soon as practicable after the Company’s audited financial statements for fiscal 2005, fiscal 2006 and fiscal 2007 are available to the Committee, the Committee shall calculate the Company’s revenue growth and RONAEBIT data for such years in accordance with the terms attached hereto as Exhibit 2. The Committee shall then plot the revenue growth and RONAEBIT data on the vesting matrix. The resulting position on the matrix shall determine the percentage of the Grant Number of Performance Shares and the Incentive Award that the Key Employee will earn, as set forth below. In the course of calculating the Company’s revenue growth and RONAEBIT data and plotting the revenue growth and RONAEBIT data on the vesting matrix, the Committee shall have the discretion to take action in light of the effects of Costs for Continuous Improvement Initiatives (as defined on Exhibit 2) that reduces the resulting percentage in such manner and to such extent as the Committee determines in its sole discretion. However, the Committee shall have no discretion to take into account the effects of Special Charges in a manner that increases the resulting percentage. The Company shall promptly communicate this information to the Key Employee.

(b)	Unless the Key Employee has previously forfeited such Performance Shares and the Incentive Award, if the position on the matrix reflects a percentage greater than 25% and less than or equal to 100%, then the number of Performance Shares that the Key Employee shall earn shall be equal to the product of such percentage and the Grant Number. In addition, the Key Employee will earn an Incentive Award equal to the product of the number of the Performance Shares that the Key Employee earned and $31.73 (the closing price for a share of the Company’s Common Stock on March 18, 2005). Upon the Committee’s determination as provided above, the Key Employee will forfeit any Performance Shares that the Key Employee has not become entitled to.

(c)	If the position on the matrix reflects a percentage greater than 100%, then the Key Employee shall earn the Grant Number of Performance Shares and cash with respect to the Incentive Award equal to the Grant Number multiplied by $31.73. Unless the Key Employee has previously forfeited the right to earn the Incentive Award, if the position on the matrix reflects a percentage greater than 100%, then the Key Employee will receive additional cash in respect the Incentive Award equal to the product of the percentage in excess of 100%, but not greater than 50%, multiplied by the Grant Number of Performance Shares multiplied by two multiplied by $31.73.

(d)	Following the Committee’s determination of the number of Performance Shares that have been earned, such Performance Shares will be converted into an equivalent number of Shares that will be distributed to the Key Employee or, in the event of the Key Employee’s death, to the Beneficiary (as defined below), as soon as practicable. The distribution to the Key Employee, or in the case of the Key Employee’s death, to the Beneficiary, of Shares in respect of the Performance Shares that were earned shall be evidenced by a stock certificate or other appropriate means as determined by the Company.

(e)	If any calculation of Shares to be awarded would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

3.	Forfeiture Based on Employment Status. Subject to the terms and conditions set forth herein,

(a)	In addition to any rights of the Company under Section 4, the Key Employee will not have a right to any Performance Shares or any Incentive Award payment as to which the Committee has not made its determination under Section 2 and not otherwise vested under Section 5 if the Key Employee’s employment with the Company or its subsidiaries is terminated for any reason prior to such determination unless in the case of termination by the Company or a subsidiary the Committee determines, on such terms and conditions, if any, as the Committee may impose, that there may nonetheless be the right to receive all or a portion of the award at the time of such determination or at any other time. Absence of the Key Employee on leave approved by a duly elected officer of the Company, other than the Key Employee, shall not be considered a termination of employment during the period of such leave.

(b)	Notwithstanding the foregoing, in the case of termination of employment as a result of death, Disability (as defined below) or Retirement (as defined below), the Key Employee will have the right to earn Performance Shares, and the Key Employee’s entitlement to cash in respect of the Incentive Award will be determined, based upon the Company’s actual performance relative to the revenue growth and RONAEBIT goals over the full performance period, but in lieu of the amounts under Section 2(b) and (c), the respective amounts, if any, determined under those subsections shall be reduced by multiplying such amounts by a fraction representing the portion of the three-year period that elapsed before the termination of the Key Employee’s employment.

(c)	Whether or not a divestiture of a subsidiary, division or other business unit (including through the formation of a joint venture) results in termination of employment with the Company and its subsidiaries will be at the discretion of the Committee, which discretion the Committee may exercise on a case by case basis.

(d)	As used herein,

(i)	“Disability” means a medically-determinable physical or mental condition that is expected to be permanent and that results in the Key Employee being unable to perform one or more of the essential duties of the Key Employee’s occupation or a reasonable alternative offered by the Company or its subsidiaries, all as determined by the Committee or any successor to such committee that administers the Awards Plan (as the same may be amended).

(ii)	“Retirement” means termination of employment from the Company and its subsidiaries on or after satisfying the early or normal retirement age and service conditions specified in the retirement policy or retirement plan of the Company or one of its subsidiaries applicable to such Key Employee as in effect at the time of such termination.

4.	Detrimental Activity.

(a)	Activity During Employment. If, prior to termination of the Key Employee’s employment with the Company or during the one-year period following termination of the Key Employee’s employment with the Company, the Company becomes aware that, prior to termination, the Key Employee had engaged in detrimental activity, then the Committee in its sole discretion, for purposes of this Agreement, may characterize or recharacterize termination of the Key Employee’s employment as a termination to which this Section 4 applies and may determine or redetermine the date of such termination, and the Key Employee’s rights with respect to the Grant shall be determined in accordance with the Committee’s determination.

(b)	Activity Following Termination. If, within the three-month period following the Key Employee’s termination of employment with the Company, the Company becomes aware that the Key Employee has engaged in detrimental activity subsequent to termination, then the Key Employee’s rights with respect to the Grant shall be determined in accordance with any determination by the Committee under this Section 4.

(c)	Remedies. If the Key Employee has engaged in detrimental activity as described in subsections (a) and (b), then the Committee may, in its discretion, declare that the Key Employee has forfeited the Grant in whole or in part and cause the Company to cause the Key Employee to return any cash or property actually realized by the Key Employee (directly or indirectly) in respect of the Grant, in each case whether or not the Committee has made a vesting determination under Section 2 in respect thereof before or after the date the Key Employee engaged in the detrimental activity or before or after the date of termination as determined or redetermined under subsection (a).

(d)	Allegations of Activity. If an allegation of detrimental activity by the Key Employee is made to the Committee, then the Committee may suspend the Key Employee’s rights in respect of the Grant to permit the investigation of such allegation.

(e)	Definition of “Detrimental Activity.” For purposes of this Agreement, “detrimental activity” means activity that is determined by the Committee in its sole discretion to be detrimental to the interests of the Company or any of its subsidiaries, including but not limited to situations where the Key Employee (i) divulges trade secrets of the Company, proprietary data or other confidential information relating to the Company or to the business of the Company or any subsidiaries, (ii) enters into employment with a competitor under circumstances suggesting that the Key Employee will be using unique or special knowledge gained as an employee of the Company to compete with the Company, (iii) uses information obtained during the course of his prior employment with the Company for his own purposes, such as for the solicitation of business and competition with the Company, (iv) is determined to have engaged (whether or not prior to termination due to retirement) in either gross misconduct or criminal activity harmful to the Company, or (v) takes any action that harms the business interests, reputation or goodwill of the Company and/or its subsidiaries.

5.	Change in Control. In the event of a “Change of Control” (as defined in the Awards Plan) prior to the Committee’s determination under Section 2(a),

(a)	Any Performance Shares shall be treated as provided in the Awards Plan, unless the Key Employee has previously forfeited the right to receive such Performance Shares; and

(b)	Notwithstanding their treatment under the terms of the Awards Plan, the Company will immediately make payment in respect of the Incentive Award assuming performance at maximum levels for the entire period.

6.	Voting Rights; Dividends and Other Distributions.

(a)	Until the Key Employee receives Shares pursuant to Section 2(d), the Key Employee will not have any voting rights with respect to the Performance Shares.

(b)	Until the Key Employee is entitled to receive Shares pursuant to Section 2(d) and subject to any forfeiture thereof, all dividends and other distributions that would be paid with respect to the Performance Shares shall be subject to the same restrictions as the Performance Shares with respect to which they were paid.

(c)	There shall be no dividend right associated with the Incentive Award.

(d)	Subject to the provisions of this Agreement, the Key Employee shall have, with respect to the Performance Shares, all other rights of holders of Common Stock.

7.	Tax Withholding; Repurchase.

(a)	It shall be a condition of the obligation of the Company to issue Shares subject to the Performance Share to the Key Employee or the Beneficiary, and the Key Employee agrees, that the Key Employee shall pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the award or as a result of the vesting hereunder or shall provide evidence satisfactory to the Company that the Company has no liability to withhold. The Company may withhold from cash payable in respect of the Incentive Award such amount as may be determined by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of such payment.

(b)	At each time the Company is obligated to issue Shares subject to the Performance Shares to the Key Employee or the Beneficiary, the Key Employee or the Beneficiary, as the case may be, may elect to have the Company repurchase up to 40% of the Shares to be so issued or released at a price equal to the Fair Market Value (as defined below) on the Tax Date (as defined below). The election must be delivered to the Company within 30 days after the Tax Date. If the number of shares so determined shall include a fractional share, then the Company shall not be obligated to repurchase such fractional share. All elections shall be made in a form acceptable to the Company. As used herein, (i) “Tax Date” means the date on which the Key Employee must include in his gross income tax purposes the fair market value of the Performance Shares and (ii) “Fair Market Value” means the per share closing price on the date in question in the principal market in which the Common Stock is then traded or, if no sales of Common Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted.

8.	Beneficiary.

(a)	The person whose name appears on the signature page hereof after the caption “Beneficiary” or any successor that the Key Employee designates in accordance herewith (the person who is the Key Employee’s Beneficiary at the time of his death herein referred to as the “Beneficiary”) shall be entitled to receive the Shares subject to the Performance Shares that the Key Employee was entitled to and the Incentive Award that is earned following the death of the Key Employee. The Key Employee may from time to time revoke or change his Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation that the Committee receives shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Key Employee’s death, and in no event shall any designation be effective as of a date prior to such receipt.

(b)	If no such Beneficiary designation is in effect at the time of the Key Employee’s death, or if no designated Beneficiary survives the Key Employee or if such designation conflicts with law, then the Key Employee’s estate shall be entitled to receive the Shares subject to the Performance Shares that the Key Employee was entitled to and the Incentive Award that is earned following the death of the Key Employee. If the Committee is in doubt as to the right of any person to receive such Shares and/or Incentive Award, then the Company may retain such Performance Shares and the cash payment associated with the Incentive Award, without liability for any interest thereon, until the Committee determines the person entitled thereto, or the Company may deliver such Shares and the cash payment associated with the Incentive Award to any court of appropriate jurisdiction, and such delivery shall be a complete discharge of the liability of the Company therefor.

9.	Adjustments in Event of Change in Stock. In the event of any reclassification, subdivision or combination of shares of Common Stock, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or other event which could, in the judgment of the Committee, distort the implementation of the Grant or the realization of its objectives, the Committee may make such adjustments in the Grant Number and the number of Performance Shares under this Agreement, or in the terms, conditions or restrictions of this Agreement, as the Committee deems equitable; provided that in the absence of express action by the Committee, adjustments that apply generally to Performance Shares granted under the Awards Plan shall apply automatically to the Performance Shares under this Agreement.

10.	Powers of the Company Not Affected. The existence of the Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any combination, subdivision or reclassification of the Common Stock or any reorganization, merger, consolidation, business combination, exchange of shares, or other change in the Company’s capital structure or its business, or any issue of bonds, debentures or stock having rights or preferences equal, superior or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Nothing in this Agreement shall confer upon the Key Employee any right to continue in the employment of the Company or interfere with or limit in any way the right of the Company to terminate the Key Employee’s employment at any time.

11.	Interpretation by Committee. The Key Employee agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Awards Plan and any determination made by the Committee under this Agreement or such plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive.

12.	Miscellaneous.

(a)	This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.

(b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)	The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)	Any notice, filing or delivery hereunder or with respect to the Grant shall be given to the Key Employee at either his usual work location or his home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 10801 Corporate Drive, Kenosha, Wisconsin 53142, Attention: Secretary. All such notices shall be given by first class mail, postage pre-paid, or by personal delivery.

(e)	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Key Employee, the Beneficiary and the personal representative(s) and heirs of the Key Employee, except that the Key Employee may not transfer any interest in any Performance Shares.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Key Employee has hereunto affixed his hand, all on the day and year set forth above.

SNAP-ON INCORPORATED
By: ______________________________________
Title:
Key Employee: __________________________________________
Beneficiary: _________________________________
Address of Beneficiary: ___________________________________________ ___________________________________________
Beneficiary Tax Identification
No. _______________________________________

Exhibit 2

1.	“RONAEBIT” for purposes of the vesting matrix means a fraction expressed as a percentage where (i) the numerator is Operating Income (as defined below) and (ii) the denominator is average net assets employed. “Operating Income” means earnings from continuing operations before income taxes (including net finance income) plus interest expense less other income (expense) – net (i.e., less other income plus other expense) plus Costs for Continuous Improvement Initiatives (as defined below). “Net assets employed” means total assets minus cash and cash equivalents and minus all liabilities excluding short-term and long-term debt. “Average net assets employed” for a period means the average of net assets employed at the end of the immediately preceding fiscal period and at the end of each fiscal quarter during the period as reflected in the Company’s final consolidated balance sheet for the quarter that is prepared as part of the financial statements used in the preparation of the Company’s externally reported financial statements.

2.	RONAEBIT for purposes of the vesting matrix will be calculated based upon Operating Income for the period consisting of fiscal 2005, fiscal 2006 and fiscal 2007 and average net assets employed for the same period.

3.	Revenue growth for purposes of the vesting matrix will be calculated by comparing the Company’s consolidated net sales for fiscal 2007 with the net sales amounts set forth on the matrix.

4.	The amount of each component of a calculation will be determined by reference to the Company’s audited financial statements for the year(s) in question or the notes thereto to the extent reflected therein and, if not reflected therein, by reference to the Company’s unaudited financial statements or the notes thereto contained in the Company’s periodic reports filed with the Securities and Exchange Commission to the extent reflected therein and, if not reflected therein, by reference to the Company’s publicly disclosed earnings release for the relevant period and, if not reflected therein, by reference to the Company’s final consolidated balance sheet for the month that is prepared as part of the financial statements used in the preparation of the Company’s externally reported financial statements.

5.	There is graduated, proportionate vesting between the threshold and target goals. There is also graduated, proportionate vesting between the target and outstanding goals.

6.	“Costs for Continuous Improvement Initiatives” consist of costs associated with exit or disposal activities (as defined by Statement of Financial Accounting Standards (“SFAS”) No. 146), non-recurring charges and non-comparable charges. Costs or charges will not be Cost for Continuous Improvement Initiatives if: (i) the cost or charge would cause an award to fail to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code or (ii) the committee of the Board that the Board has established to assist in the administration of the Plan (the “Ad Hoc Committee”) in its sole discretion determines that a charge or other expense shall not be considered a Cost for Continuous Improvement Initiatives (regardless of whether the cost or charge would otherwise qualify as a Cost for Continuous Improvement Initiatives). Non-recurring charges consist of charges related to exit or disposal activities that do not meet the requirements of SFAS No. 146, such as the write-off of inventory or transition costs that are incurred as a result of exit or disposal activities and will benefit future operations, as well as non-exit or disposal activity related charges that are considered non-recurring in nature. Non-comparable charges consist of costs that do not qualify to be included in one of the two proceeding categories but are considered one-time, unusual charges and are reflected as such in the Company’s publicly disclosed earnings release for the relevant period. To the extent terms used above have meanings under U.S. GAAP, such meanings shall control.

7.	Except to the extent that doing so would cause an award to fail to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code, the threshold, target and maximum goals for revenue growth and RONAEBIT will be adjusted upward or downward as appropriate to eliminate the effects of acquisitions and divestitures subject to the following.

(a)	There will be adjustments only where there is an acquisition or divestiture (or a combination of multiple acquisitions or divestitures) of a subsidiary, division or other business unit that had revenues during its last full fiscal year equal to 1% or more of the Company’s budgeted consolidated net sales during the year the acquisition or divestiture occurs as reflected in the Company’s overall annual operating plan as of the commencement of the year as presented to the Company’s Board of Directors at its February meeting (the “Final AOP”).

(b)	Adjustments to Revenue Goals. If an acquisition occurs in 2005 or 2006, then the Ad Hoc Committee will adjust the net sales amounts set forth on the vesting matrix upward by an amount that is at least equal to the projected revenue for the acquired business in 2007 as reflected in the financial projections for the acquired business used as the basis for approval of the Company’s acquisition purchase price decision by the Company’s Board of Directors or the highest authority within the Company approving that decision (the “Pricing Projections”). If an acquisition occurs in 2007, then the Ad Hoc Committee will adjust the net sales amounts set forth on the vesting matrix upward by an amount that is at least equal to the projected revenue for the acquired business in 2007, as reflected in the Pricing Projections for the acquired business, multiplied by a fraction representing the portion of fiscal 2007 occurring after the acquisition. If a divestiture occurs in 2005 or 2006, then the Ad Hoc Committee will adjust the net sales amounts set forth on the vesting matrix downward by an amount that is no greater than the budgeted revenue for the divested business in the last Final AOP for which the divested business was included. If a divestiture occurs in 2007, then the Ad Hoc Committee will adjust the net sales amounts set forth on the vesting matrix downward on a pro rata basis by an amount that is no greater than the budgeted revenue for the divested business in 2007, as reflected in the Final AOP as of the commencement of fiscal 2007, multiplied by a fraction representing the portion of fiscal 2007 occurring after the divestiture.

(c)	Adjustments to RONAEBIT Goals. If there is an acquisition or divestiture, then the RONAEBIT percentages on the vesting matrix will be recalculated as set forth below.

“Unadjusted Operating Income” will be estimated as the product obtained by multiplying the RONAEBIT percentage on the vesting matrix by $1,291,800,000 (which is the net assets of the close of fiscal 2004).

For an acquisition, the Company’s Unadjusted Operating Income will be adjusted upward by an amount determined by the Ad Hoc Committee that is at least equal to the projected Operating Income for the acquired business for the remaining term of the plan cycle, as reflected in the Pricing Projections for the acquired business, divided by the total number of years in the plan cycle. For an acquisition, the Company’s net assets as of the close of fiscal 2004 will be adjusted upward by an amount determined by the Ad Hoc Committee that is no greater than the projected average net assets of the acquired business for the remaining term of the plan cycle, as reflected in the Pricing Projections for the acquired business, multiplied by the number of quarter ends remaining in the plan cycle and divided by thirteen.

For a divestiture, the Company’s Unadjusted Operating Income will be adjusted downward by an amount determined by the Ad Hoc Committee that is no greater than the budgeted Operating Income for the divested business for the year in which the divestiture occurs as reflected in the Final AOP as of the commencement of such year divided by twelve and multiplied by the number of months remaining in the plan cycle divided by the total number of months in the plan cycle. For a divestiture, the Company’s net assets as of the close of fiscal 2004 will be adjusted downward by an amount determined by the Ad Hoc Committee that is at least equal to the budgeted net assets for the divested business for the year in which the divestiture occurs as reflected in the Final AOP as of the commencement of such year multiplied by the number of quarter ends remaining in the plan cycle divided by thirteen.

The RONAEBIT percentages on the vesting matrix will be recalculated by dividing the adjusted Operating Income by the adjusted net assets (on an annualized basis).

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